Exhibit 10.24

July 12, 2007

Shekhar Khandekar

47669 Fremont Blvd.

Fremont, CA 94538

Dear Shekhar:

I am pleased to offer you a position with Ikanos Communications (the “Company”) as Vice President of Operations reporting to me, Mike Ricci, in my capacity as President and Chief Executive Officer.

We are pleased to offer you an annual salary of $205,000.00, which will be paid to you bi-weekly. You will also be eligible to participate in the Executive Bonus Program at a target bonus potential of 40% of base pay; I will set a 20% bonus payout for the second half of 2007, this will be based on the achievement of goals as established between you and me after you join us.

An important component of our compensation package includes the opportunity for ownership in our Company. After your date of employment and upon approval of the Board of Directors as appropriate, the Company will grant you an option to purchase 75,000 shares of the Company’s common stock under the Company’s Stock Option Plan. The price of the shares will be determined by the closing market price of the company stock on the day prescribed by the Company. These options will be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. The vesting schedule will commence on your date of hire and be vested at 25% after 12 months of start of vesting and 1/48th per month thereafter. You will also receive a grant of 30,000 Restricted Stock Units upon approval by the Equity Awards Committee of the Company’s Board of Directors or the Board of Directors as appropriate. Vesting will commence on the August 5, 2007 assuming a July 23, 2007 hire date; and vest 50% in one (1) year and 12.5% quarterly thereafter. You will also be eligible to participate in the Ikanos Employee Stock Purchase Equity Program which typically occurs in the June timeframe, whereby employees are eligible for additional Company equity.

In addition, we are pleased to offer you a comprehensive package of employee benefits including health, dental, vision, income protection and a 401 (k) savings plan. You will be eligible to accrue fifteen days of paid time-off per year. This time may be used for vacation, personal time off or sick time. In addition, Ikanos observes eight scheduled holidays and two floating holidays per year. For this calendar year, if your hire date is on or before June 30, you will receive two floating holidays. You will receive one floating holiday this calendar year if your hire date is after June 30. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. Your continued employment with the Company is contingent upon the successful completion of a background check. Upon completion of this, Human Resources will confirm your employment status with the Company.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. You will also be expected to sign and comply with our Company Code of Conduct Policy and our Insider Trading Policy.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you.

Shekhar, Ikanos is an exciting endeavor. We are delivering on a strategy in the market that will cement our competitive position; and you, and your contributions will be an important component of our success. We look forward to working with you at Ikanos Communications.

Please call me with any questions that you may have about this offer.

Sincerely,

/s/ Mike Ricci
Mike Ricci
President and Chief Executive Officer

Accepted and agreed to:

July 16, 2007
Date:

July 30, 2007
Start Date:

/s/ Shekhar Khandekar
Employee Signature:

Cc:	Pam K. Gosal, Vice President, Human Resources

Enclosures:

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Company Code of Ethics

Insider Trading Policy

Duplicate Original Offer Letter